Exhibit 10.59

THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.  OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT (the “Agreement”) is made and entered into this 29th day of June 2010, to be effective as of the 1st day of April , 2010 (the “Effective Date”), by and between FC Diversified Holdings LLC, a Texas limited liability company (“FC Diversified”) and FirstCity Servicing Corporation, a Texas corporation (“Servicing”), on the one hand, and Värde Investment Partners, L.P., a Delaware limited partnership (“Värde”), on the other hand (each of FC Diversified, Servicing and Värde, a “Party,” and collectively, the “Parties”).

W I T N E S S E T H

WHEREAS, FirstCity Affiliates may from time to time receive invitations to participate in Investment Opportunities;

WHEREAS, the Parties intend that Värde and its Affiliates will have the exclusive right to participate in all Qualified Investment Opportunities up to an amount equal to SEVEN HUNDRED FIFTY MILLION AND NO/100 DOLLARS (U.S. $750,000,000.00) in the manner provided herein, which participation will be within the sole and absolute discretion of Värde; and

WHEREAS, the Parties intend that Servicing will conduct and manage due diligence with respect to Investments on behalf of FC Diversified, Värde and each Acquisition Entity, as provided in this Agreement, in consideration of certain compensation set forth in this Agreement, provided that such conduct and management shall not be a delegation of authority to Servicing or any other FirstCity Affiliate regarding Värde’s decision as to whether or not to participate in a Qualified Investment Opportunity;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the Parties agree as follows:

ARTICLE 1.           DEFINITIONS.

As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” means a transaction involving the direct or indirect acquisition of, or making of a loan or other investment with respect to, an Investment by an Acquisition Entity, or any other transaction which Värde and FC Diversified agree in writing is to constitute an Acquisition.

“Acquisition Entity” means each entity formed by Värde or one or more Affiliates of Värde and a Prospective Acquirer for the purpose of acquiring Investments.

“Affiliate” means with respect to any Person, any Person:

(a)           which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person;

(b)           which beneficially owns or holds 50% or more of any class of the Voting Equity of such Person; or

(c)           of which 50% or more of the Voting Equity is beneficially owned or held by such Person.

The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Equity, other voting securities, by contract or otherwise.

“Agreed Budget” has the meaning specified in Section 2.8.D.i. of this Agreement.

“Agreement” has the meaning specified in the introduction to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, 11. U.S.C. §§ 101 et. seq.

“Bid” has the meaning specified in Section 2.8.D. of this Agreement.

“Business Day” means any day on which banks are open for business in Connecticut, Minnesota, and Texas.

“Debtor Relief Law” means applicable liquidation, conservatorship, receivership, bankruptcy, moratorium, rearrangement, insolvency, reorganization, or similar law, proceeding, or device, including, without limitation, the Bankruptcy Code, providing for the relief of debtors from time to time in effect and generally affecting the rights of creditors.

“Dollar,” “dollar,” “$,” “U.S. dollar/Dollar,” and “USD” each means the lawful currency of the United States of America.

“Due Diligence Expenses” shall mean and include all and only the following third party expenses incurred by any party hereto, to the extent set forth in the Agreed Budget: (i) external legal and other third party and out-of-pocket expenses incurred for the benefit of the Acquisition Entity in connection with the review and analysis of the Investments or incurred by the Parties or their Affiliates in connection with analysis of the Qualified Investment Opportunity or negotiation with the Seller (but shall not include payroll expenses and overhead); and (ii) any external legal or third party or out-of-pocket expenses incurred in connection with the Seller negotiations or preparation of definitive documentation (including, without limitation, if applicable, the purchase agreement).

“Effective Date” has the meaning specified in the introduction to this Agreement.

“Excluded Investment” means (a) an Investment Opportunity involving an expected Investment Amount of less than the Investment Threshold, (b) the acquisition of the stock or other equity ownerships of a Person if the primary purpose of the acquisition is other than the

Investment Agreement between FC Diversified Holdings LLC, FirstCity Servicing Corporation

and Värde Investment Partners, L.P. dated June 29, 2010

acquisition of distressed assets or investments, (c) any distressed loan portfolio investment opportunity presented to FC Diversified or a FirstCity Affiliate by a third-party investor, provided a FirstCity Affiliate is presently participating in such loan portfolio investment opportunity, (d) investments or loans made by American Business Lending, Inc., FirstCity Denver Investment, Inc., FirstCity Denver Investment Corp. (or any other FirstCity Affiliate formed with Crestone Principal Investors LLC or its Affiliates), FirstCity Mexico, S.A. de C.V, FirstCity Investimentos Ltda., HMCS Investment GmbH, HMCS Real Estate GmbH, MCS et Associes, SA, Servicios Integrales de Cobranza, S.A. Chile, UBN, SAS or any entity in which one or more of those Persons own 50% or more of the equity interests of such entity, provided such distressed loan portfolios and similar assets is not offered or available to any other FirstCity Affiliate, (e) any product for which Värde shall have delivered to FC Diversified a negative Transaction Response or a Värde Withdrawal Notice, or failed to deliver a Transaction Response on or before the Transaction Response Date, from and after the date of delivery of such response or notice to FC Diversified, or after the Transaction Response Date, as applicable; provided that if any FirstCity Affiliate presents any such Excluded Investment to Värde in a Transaction Notice, the Excluded Investment included in the Transaction Notice shall constitute an Investment for all purposes of this Agreement, but only as to that Investment Opportunity and any resulting Acquisition related to that Investment Opportunity, (f) any real estate that is to be occupied by a FirstCity Affiliate for operational (as opposed to investment) purposes; and (g) Investment Opportunities that are exercised by one or more Key Principals solely for their personal account.

“FC Diversified” has the meaning specified in the introduction to this Agreement, and any permitted successors and assigns as provided herein.

“FirstCity Affiliates” means FC Diversified, Servicing, FirstCity Financial, the Key Principals, and any Affiliates of FC Diversified, Servicing, FirstCity Financial or the Key Principals.

“FirstCity Financial” means FirstCity Financial Corporation, a Delaware corporation.

“FirstCity Withdrawal Notice” has the meaning specified in Section 2.3(a) of this Agreement.

“Incentive Fee” has the meaning contained in Section 2.9 of this Agreement.

“Investment” means the subject of any Investment Opportunity other than with respect to Excluded Investments.

“Investment Amount” means the aggregate contributions made by the Prospective Acquirer and Värde or an Affiliate of Värde to an Acquisition Entity in connection with an Investment, including the initial Acquisition and subsequent contributions or loans made by the members of the Acquisition Entity related to the Investment, not to include any borrowing incurred by the Acquisition Entity upon the initial acquisition of the Investment.

“Investment Opportunity” means an opportunity to participate in single and bulk asset purchases of real estate, financial assets, equity or debt investments in entities or financial institutions and other potential investments reviewed by any FirstCity Affiliate.

“Investment Period” means periods determined as follows:

(i)            The initial “Investment Period” will be the period between the Effective Date and the earlier to occur of October 1, 2010, the Termination Date or the date on which the aggregate amount of the Investment Amounts first equals or exceeds $250,000,000.

(ii)           Each subsequent “Investment Period” will commence on the date immediately following the end of the preceding Investment Period and will end on the earlier to occur of the date that is six (6) months after the commencement date of such Investment Period, the Termination Date or the date on which the aggregate amount of the Investment Amounts made after such commencement date first equals or exceeds $250,000,000. In no event will an Investment Period extend beyond the Termination Date.

“Investment Pool” means all Investments acquired as the result of Acquisitions made during an Investment Period.

“Investment Threshold” means $3,000,000.

“Key Principals” means James Sartain, James Moore, James Holmes, Terry DeWitt or Mark Horrell.

“Material Adverse Circumstance” means any event, condition, obligation, liability or circumstance or set of events, conditions, obligations, liabilities or circumstances or any change(s), including, without limitation, changes in federal or state laws or regulations, which (i) has, had or would reasonably be expected to have any material adverse effect upon or change in the profitability, validity or enforceability of this Agreement or the transactions contemplated by this Agreement, taken as a whole, or (ii) has been or would reasonably be expected to materially impair the ability of FC Diversified or Servicing to perform their respective obligations under this agreement or the transactions contemplated hereby.

“Monthly Retainer” means a monthly payment from Värde to Servicing in the amount of $200,000 per month through the Termination Date as compensation for the right of first refusal in favor of Värde contained in Article 2 of this Agreement.

“Notice(s)” has the meaning specified in Section 6.9 of this Agreement.

“Party” and “Parties” have the meanings specified in the introduction to this Agreement.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a foreign or domestic state or political subdivision thereof or any agency of such state or subdivision.

“Prospective Acquirer” has the meaning specified in Section 2.2(a) of this Agreement.

“Qualified Investment Opportunity” means an Investment Opportunity with respect to an Investment.

“Representing Party “ has the meaning specified in Article IV of this Agreement.

“Seller” means the seller of an Investment in the case of an asset purchase, or the borrower, in the case of an Investment that is a loan origination.

“Servicing” has the meaning specified in the introduction to this Agreement, and any permitted successors and assigns as provided herein.

“Servicing Agreement” has the meaning specified in Section 2.8.C. of this Agreement.

“Stock Purchase Agreement” means the Stock Purchase Agreement in the form attached hereto as Exhibit D.

“Termination Date” has the meaning specified in Section 2.1(c) of this Agreement.

“Transaction Notice” has the meaning specified in Section 2.2(a) of this Agreement.

“Transaction Response” has the meaning specified in Section 2.2(a) of this Agreement.

“Transaction Response Date” has the meaning specified in Section 2.2(a) of this Agreement.

“Värde Withdrawal Notice” has the meaning specified in Section 2.3(b) of this Agreement.

“Värde” has the meaning specified in the introduction to this Agreement, and any permitted successors and assigns as provided herein.

“Voting Equity” means securities of any class or classes of a corporation the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions) of such corporation or, in the case of a Person which is not a corporation, securities or similar equity or partnership interests which entitle the holder thereof to elect, select or control the management or policies of such Person.  “Voting Equity” does not include warrants prior to the exercise of such warrants.

ARTICLE 2.           VÄRDE RIGHT OF FIRST REFUSAL.

Section 2.1            General Scope.

(a)           From the Effective Date through the Termination Date, no FirstCity Affiliate shall purchase or otherwise acquire a direct or indirect interest in, any Investment or hold discussions with any party other than a FirstCity Affiliate, Värde or an Affiliate of Värde regarding investment or co-investment in a Qualified Investment Opportunity, except in accordance with the terms of this Article 2 or with an express written waiver from Värde.

(b)           The terms of this Agreement are applicable to Acquisitions made on or after the Effective Date. Värde, FC Diversified and Servicing acknowledge that the following acquisitions made after the Effective Date are Acquisitions pursuant to the terms and conditions of this Agreement for all purposes: (a) the acquisition on May 25, 2010 of the Intervest Portfolio from Intervest National Bank and Intervest Mortgage Corporation by VFC Partners 4, LLC; and (b) the acquisition on June 11, 2010 by VFC Partners 5 LLC of the Waterfield Bank portfolio from the Federal Deposit Insurance Corporation as receiver of Waterfield Bank. Notwithstanding anything to the contrary herein, the purchase of the “Purchased Shares” as defined in that certain Investment Agreement dated as of May 21, 2010 by and among Värde Investment Partners, L.P., Intervest Bancshares Corporation and FC Highway 6 Holdings LLC will not be subject to the terms of this Agreement.

(c)           The “Termination Date” means June 30, 2015, but will be subject to consecutive automatic one-year extensions without any action on the part of the Parties on July 1 of each year beginning July 1, 2015; provided, however, that the “Termination Date,” including any such extensions, may be accelerated as provided in this Agreement or by the mutual written agreement of the Parties.

Section 2.2            Notice Procedures.

(a)           In the event that any FirstCity Affiliate (a “Prospective Acquirer”) shall obtain a Qualified Investment Opportunity prior to the Termination Date, such Prospective Acquirer or Servicing shall promptly first give written notice to Värde by delivering a notice substantially in the form of Exhibit A hereto containing the information set forth in Section 2.7 (the “Transaction Notice”). Thereafter, on or before the fifth (5th) Business Day after delivery of a duly completed Transaction Notice to Värde (the “Transaction Response Date”), together with all required supporting information, Värde shall complete and return to the Prospective Acquirer or Servicing the cover page of the Transaction Notice (the “Transaction Response”) indicating whether Värde has an interest in the subject Investment Opportunity.  Upon execution of an affirmative Transaction Response, Värde shall be responsible for payment of its pro rata share (based on the investment percentages set forth in the Transaction Notice) of the Due Diligence Expenses incurred and contracted for with respect to the Qualified Investment Opportunity, subject to the terms and limitations expressly set forth in this Agreement.  Upon execution of an affirmative Transaction Response, regardless of whether of not the Termination Date has passed, unless and until Värde delivers a Withdrawal Notice in accordance with Section 2.3(b), no FirstCity Affiliate shall hold discussions with Persons other than Affiliates of Värde regarding such Qualified Investment Opportunity or participate in such Qualified Investment Opportunity other than as contemplated by the Transaction Notice. In the event that Värde fails to timely return the Transaction Response or Värde responds negatively in the Transaction Response, then Värde and any Affiliate of Värde shall be free to proceed with the acquisition of the Qualified Investment Opportunity, directly or indirectly, either by itself or with any other Person, regardless of whether or not any FirstCity Affiliate pursues such Qualified Investment Opportunity.

(b)           Nothing in this Agreement, any Servicing Agreement or any organizational document with respect to an Acquisition Entity is or shall be intended to constitute a delegation of any authority to any FirstCity Affiliate by Värde or any Affiliate of Värde with respect to the decision to participate in a Qualified Investment Opportunity, which decision shall be within the sole and absolute discretion of Värde.  In no event will this Agreement be construed as a “sub-advisory agreement” as that term is used in the Investment Company Act of 1940.

Section 2.3            Due Diligence/Withdrawal.

(a)           Notwithstanding anything to the contrary in Section 2.2 above, if after delivery of a Transaction Notice to Värde, for which Värde has timely returned (or subsequently timely returns) a Transaction Response, the Prospective Acquirer determines through due diligence or otherwise that the Prospective Acquirer has no further interest in pursuing the possible acquisition of such Qualified Investment Opportunity, the Prospective Acquirer or Servicing shall advise Värde in writing that the Prospective Acquirer has withdrawn its interest in participating in the acquisition of the Investment, such notice to be in the form of Exhibit B hereto (a “FirstCity Withdrawal Notice”) and shall not thereafter acquire any interest in such Investment, except with Värde’s prior written consent. Upon receiving a FirstCity Withdrawal Notice from any Prospective Acquirer or Servicing, then (i) Värde shall be free to proceed with the Qualified Investment Opportunity, directly or indirectly, either by itself or with any other Person and the determination of whether such Investment will be acquired by an Acquisition Entity and/or serviced by Servicing will be made by Värde in its sole and absolute discretion, and (ii) if Värde or any Affiliate of Värde acquires the subject Investment, such Investment will not be included in an Investment Pool and no Incentive Fee will be payable with respect to such Investment. The Prospective Acquirer shall have no responsibility for any Due Diligence Expenses contracted for by Värde or any Affiliate of Värde in connection with such Investment after receipt of such FirstCity Withdrawal Notice.  If Värde or any Affiliate of Värde acquires such Investment, Värde shall reimburse the Prospective Acquirer for any Due Diligence Expenses paid or reimbursed by the Prospective Acquirer with respect to such Investment in accordance with the applicable Agreed Budget.

(b)           Notwithstanding anything to the contrary in Section 2.2 above, if after Värde has timely returned a Transaction Response, Värde determines through due diligence or otherwise that Värde has no further interest in pursuing the Qualified Investment Opportunity, Värde shall advise the Prospective Acquirer or Servicing in writing that it has withdrawn its interest in pursuing the Qualified Investment Opportunity in the form of Exhibit C hereto (a “Värde Withdrawal Notice”) and shall not thereafter acquire any interest in such Investment, except with the Prospective Acquirer’s prior written consent. Värde shall have no responsibility for any Due Diligence Expenses contracted for by any FirstCity Affiliate in connection with such Investment after receipt of such Värde Withdrawal Notice.  If any FirstCity Affiliate acquires such Investment, Servicing or FC Diversified shall reimburse Värde for any Due Diligence Expenses paid or reimbursed by Värde with respect to such Investment in accordance with the applicable Agreed Budget.

(c)           Notwithstanding anything to the contrary in Section 2.2 or subparts (a) and (b) of this Section 2.3, neither Värde nor any Affiliate of Värde nor any FirstCity Affiliate may withdraw from an offer to acquire an Investment (i) after submission of a bid for the purchase of the Investment unless the Seller has informed the Prospective Acquirer that the Seller does not or will not accept such bid, or (ii) after such bid has been accepted by the Seller unless the other Party consents in writing to the withdrawal.  Any withdrawal under this Section 2.3 shall be effective upon the receipt by the other Party of the written notice of withdrawal or upon the date of such consent, as the case may be.  Any Party so electing to withdraw under this Section 2.3 agrees not to hinder or compete in any way with the other Party’s efforts to proceed with the acquisition of the Investment and further agrees that the remaining other Party may bid for the Investment on terms satisfactory to the remaining Party without the withdrawing Party’s participation.  Any Party electing to withdraw from a bid for the acquisition of Investment shall pay its pro rata share (relative to its equity percentage described in the Transaction Notice) of the Due Diligence Expenses for all expenses incurred or accrued through the date of receipt by the other Party of the written notice to withdraw or upon the date of such consent, as applicable.

Section 2.4            Expenses. Subject to Section 2.3, for any Qualified Investment Opportunities for which Värde has completed an affirmative Transaction Response, each of Värde and FC Diversified agree to bear their pro rata share (relative to their respective equity percentages described in the Transaction Notice) of the Due Diligence Expenses related to such Investment Opportunity.  Out-of-pocket Due Diligence Expenses may be reimbursed to Servicing in full or in part, by the investing entities or the Acquisition Entity, in which case Servicing shall refund any portion of such expenses previously reimbursed to it.  Except as it may otherwise be agreed between the Parties, reimbursement of Servicing and refunds by Servicing for domestic transaction expenses previously reimbursed to it shall be in U.S. Dollars.

Section 2.5            Rejection/Deemed Rejection.  If Värde rejects the proposal contained in the Transaction Notice, fails to deliver a Transaction Response by the Transaction Response Date, or delivers a Värde Withdrawal Notice, the Prospective Acquirer or any other FirstCity Affiliate shall be free to proceed with the acquisition of the Investment (a “Rejected Transaction”) and may participate in the Investment Opportunity, directly or indirectly, either by itself or with any other Person.  The rejection by Värde of a Transaction Notice from any one Prospective Acquirer shall not be considered as or deemed to be a rejection by Värde of a Transaction Notice from any other Prospective Acquirer, nor shall Värde’s failure to deliver a Transaction Response or delivery of a Värde Withdrawal Notice to Servicing or any one Prospective Acquirer be considered as or deemed to be a failure to deliver a Transaction Response or delivery of a Värde Withdrawal Notice to any other Prospective Acquirer.

Section 2.6            Estoppel.

(a)           In the event that Värde indicates an affirmative interest in an Investment by returning an affirmative Transaction Response to a Prospective Acquirer, each Prospective Acquirer may rely on such interest or notice as indicating that Värde is not, either directly or indirectly, attempting to, and Värde agrees that neither Värde, nor any Värde Affiliate will, acquire an interest in the subject Investment, unless the Prospective Acquirer has delivered a FirstCity Withdrawal Notice pursuant to Section 2.3(a).

(b)           In the event that Prospective Acquirer or Servicing submits a Transaction Notice to Värde, Värde may rely on such Transaction Notice as indicating that no FirstCity Affiliate is directly or indirectly, attempting to, and FirstCity agrees that no FirstCity Affiliate will, acquire an interest in the subject Investment, unless the Transaction Notice has been, or is deemed to be, rejected pursuant to Section 2.2(a) or Värde has delivered a Värde Withdrawal Notice pursuant to Section 2.3(b).

Section 2.7            Terms of Transaction Notice.  The Transaction Notice shall describe, in reasonable detail, the subject Investment and shall set forth the terms relating to the Qualified Investment Opportunity, and in addition: (a) an investment percentage in the Qualified

Investment Opportunity to be acquired by the Prospective Acquirer (through the Acquisition Entity), which investment percentage shall not be less than 5% or more than 25% unless otherwise agreed by Värde; and (b) other material terms related to the Qualified Investment Opportunity then known by Servicing.

Section 2.8            Terms of Acquisition.  The Acquisition of any Investment pursuant to a Transaction Notice will be subject to the following terms and conditions:

A.    Acquisition Entities. Each Acquisition Entity will be a Delaware limited liability company, or other form of entity agreed to by Värde and FC Diversified, which will be formed pursuant to a mutually agreed form of limited liability company agreement. Each Acquisition Entity will establish a collection account at a bank approved by Värde.

B.    Transaction Notice.  The Acquisition will be pursuant to the terms set forth in the Transaction Notice, except as mutually agreed in writing by the Parties.

C.    Servicing Agreement. Servicing and each Acquisition Entity will enter into a mutually agreed form of Servicing Agreement (each, a “Servicing Agreement”).

D.    Development of Bid.  The Parties agree to work together in good faith to determine the amount of, and to submit to the Seller a bid for or offer to purchase any Investment (a “Bid”) for which Värde has submitted an affirmative Transaction Response.  The Parties agree to take the following actions in connection with any Bid:

i.              Värde, Servicing and FC Diversified, or the Prospective Acquirer if other than FC Diversified, in the event that a FirstCity Affiliate is contemplated to invest in the Investment Opportunity, will endeavor to mutually agree to develop and revise, as needed the Agreed Budget. In addition, Servicing will promptly provide to Värde when available, copies of any sale or other transactional materials related to the Qualified Investment Opportunity, and Servicing will provide and update Värde with estimates of Due Diligence Expenses to be incurred in connection with the subject Investment (the “Agreed Budget”). Any revisions to the Agreed Budget must be approved in writing by Värde.

ii.             The Parties will obtain from the Seller additional information necessary to make a preliminary pricing decision for the Bid. The Parties shall share with each other all such information obtained from the Seller and will cooperate in good faith to make a preliminary determination of the amount of the Bid and will otherwise cooperate and work in good faith together during the due diligence process.

iii.            Based upon the preliminary pricing for the Bid, Värde and FC Diversified, or the Prospective Acquirer if other than FC Diversified, will determine if there needs to be any adjustment of the ownership percentages as set forth in the Transaction Notice.

iv.            Servicing will keep Värde apprised as to the identity and cost of third party service providers proposed to be utilized in connection with the implementation of the Asset Business Plan.

v.             Upon conclusion of final due diligence, Värde and FC Diversified, or the Prospective Acquirer if other than FC Diversified, will evaluate the results. A conclusion will be reached by the Parties as to which course of action to pursue: (i) submit the Bid based on final due diligence results, or (ii) decline to submit any Bid. At this time, or at any time prior thereto, if Värde or FC Diversified, or the Prospective Acquirer if other than FC Diversified, does not agree with the course of action to pursue, then it may opt by written notice to the other Parties not to participate further, in the Investment Opportunity subject to and in accordance with Section 2.3 of this Agreement.

vi.            Upon concluding the final due diligence, negotiating the investment amounts for each Party (in the event a FirstCity Affiliate is participating as an investor in the Investment Opportunity), and an affirmative decision by the Parties to make the Bid, the Bid will be made to the Seller. The Bid will be made subject to the terms of the bid package or other conditions made by or agreed with the Seller and will have such other terms, provisions, pricing and conditions as the Parties shall mutually agree.

Section 2.9            Incentive Fee. Provided the aggregate amount of the Investment Amounts, for one more Investment Pools, equals or exceeds $250,000,000, Värde agrees that it will pay or cause to be paid to FC Diversified an amount (the “Incentive Fee”) equal to *****(1) of all distributions (“Member Distributions”) paid to the members of the Acquisition Entity or Acquisition Entities with respect to each Investment Pool after such members have received (i) a return of all capital contributions made with respect to the Investments in such Investment Pool plus (ii) *****(1) per annum return thereon.  The Incentive Fee will be paid quarterly in arrears on each April 15, July 15, October 15 and January 15.  For the sake of clarity, to the extent that there have been Member Distributions prior to the date on which the aggregate amount of the Investment Amounts for such Investment Pool(s) equals or exceeds $250,000,000, then the first payment of the Incentive Fee shall include payment of any deferred Incentive Fee with respect to such Member Distributions. All Incentive Fee payments hereunder shall be made by wire transfer or ACH of immediately available U.S. funds to an account or accounts designated by FC Diversified.  In the event that the due date of any payment is not a Business Day, then the due date of the payment shall be the next Business Day.

(1)  THE COMPANY HAS REQUESTED AN ORDER FROM THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, GRANTING CONFIDENTIAL TREATMENT TO SELECTED PORTIONS.  ACCORDINGLY, THE CONFIDENTIAL PORTIONS HAVE BEEN OMITTED FROM THIS EXHIBIT, AND HAVE BEEN FILED SEPARATELY WITH THE COMMISSION.  OMITTED PORTIONS ARE INDICATED IN THIS EXHIBIT WITH “*****”.

ARTICLE 3.           PORTFOLIO DUE DILIGENCE; MONTHLY RETAINER AND TRANSACTION EXPENSES.

Section 3.1            Identification of Qualified Investment Opportunities; Due Diligence.

(a)           From the Effective Date through the Termination Date, Servicing will use commercially reasonable efforts to identify and present to Värde Qualified Investment Opportunities.

(b)           With respect to Qualified Investment Opportunities that are subject to an accepted Transaction Notice, Servicing agrees to conduct due diligence with respect to the subject Qualified Investment Opportunity for the benefit of FC Diversified, Värde (but subject to Section 2.2(b)) and the respective Acquisition Entity in a diligent manner.  Such due diligence duty shall include such responsible investigation as FC Diversified and Värde shall deem appropriate to satisfy the investment objectives of FC Diversified and Värde, as shall be expressed from time to time. Servicing shall make available sufficient personnel having appropriate training, skill and experience to conduct and direct all such due diligence on Qualified Investment Opportunities.  Servicing shall cause any material information available to Servicing with respect to such Qualified Investment Opportunities to be made available to the other Parties on a timely basis and each Party shall make any due diligence findings by such Party with respect to such Qualified Investment Opportunities available to the other Parties on a timely basis.

Section 3.2            Monthly Retainer; Payments by Värde.  Värde agrees that, from the Effective Date through the Termination Date, Värde will pay Servicing the Monthly Retainer as compensation for the right of first refusal in favor of Värde contained in Article 2 of this Agreement.  The Monthly Retainer for the period commencing on the Effective Date and ending on May 31, 2010 in the amount of $400,000 and the Monthly Retainer for June 2010 in the amount of $200,000 shall be paid to Servicing simultaneously with the execution of this Agreement; thereafter, the Monthly Retainer to be paid by Värde to Servicing shall be due and paid in arrears on or before the fifth (5th) day of each month.  The Monthly Retainer shall be paid in U.S. Dollars.  In addition, Värde shall reimburse Servicing for any Due Diligence Expenses incurred and contracted for with respect to the Qualified Investment Opportunity as set forth in Section 2.4, which reimbursement shall be due to Servicing within thirty (30) days of date of invoice and provided such invoice contains reasonable supporting information.  All payments due to Servicing hereunder shall be made by wire transfer or ACH of immediately available U.S. funds to an account or accounts designated by Servicing.  In the event that the due date of any payment is not a day upon which banks are open in the United States, then the due date of the payment shall be the next Business Day.

ARTICLE 4.           CERTAIN COVENANTS, REPRESENTATIONS AND WARRANTIES.

Each Party as a “Representing Party” makes the following representations and warranties to the other Parties as of the date first written above and as of the Effective Date and covenants that the following representations and warranties will be continually reaffirmed and remain true and correct at all times during the term of this Agreement:

(a)           Organization and Standing.  The Representing Party is a duly organized and validly legal entity under the laws of its state of organization as first described above and in good standing under the laws of such state with all requisite power and authority to own and operate its properties and assets and to conduct the businesses in which it is engaged or proposes to engage.

(b)           Power and Authority.  The Representing Party has all requisite power and authority to execute, deliver and carry out the terms and provisions of this Agreement, and the

Representing Party has duly and properly taken all necessary action to permit and authorize the execution, delivery and performance of this Agreement.  This Agreement has been duly authorized, executed and delivered by the Representing Party, and constitutes a legal, valid and binding obligation of the Representing Party, enforceable against it in accordance with its terms, subject to the effect, if any, of general principles of equity.

(c)           Compliance with Other Instruments.  The Representing Party is not in violation of, or in default under, any terms of its organizational documents, or any agreement or instrument to which it is a party or by which it is bound or to which any of its properties or assets are subject, or any judgment, decree, order, statute, rule or governmental regulation applicable to it, which violation or default would have a material adverse effect on the Representing Party or its ability to perform its duties under this Agreement.  The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated herein and the compliance with the terms and provisions hereof, will not contravene any material provision of law, statute, rule or regulation to which the Representing Party or any Affiliate of the Representing Party is subject or any material judgment, decree, franchise, order, governmental regulation or permit applicable to the Representing Party or any Affiliate of the Representing Party and will not violate, conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, mortgage, pledge or encumbrance upon any of the property or assets of the Representing Party or any Affiliate of the Representing Party pursuant to the terms of any indenture, mortgage, deed of trust, agreement or other instrument to which the Representing Party or any Affiliate of the Representing Party is a party or by which it or its properties or assets are bound or may be subject.

(d)           Compliance with Laws.  The Representing Party has duly complied with, and its assets, business operations and leaseholds are in compliance in all material respects with, the provisions of all federal, state and local laws, rules and regulations applicable to the Representing Party and its assets or the conduct of its businesses.

(e)           Litigation.  There are no actions, suits, proceedings or investigations pending, or to the knowledge of the Representing Party, threatened against or affecting the Representing Party, any Affiliate of the Representing Party, or their property or assets, nor is there any outstanding judgment, order, writ, injunction, decree or award affecting the Representing Party or any Affiliate of the Representing Party before any court or before any federal, state, municipal or other governmental department, commission, board, bureau or agency, which, either separately or in the aggregate, could have a material adverse effect on the Representing Party or its ability to perform its duties under this Agreement.

(f)            No Materially Adverse Contracts, Etc.  Neither the Representing Party nor any Affiliate of the Representing Party is obligated under any contract or agreement or under any law, regulation or decree, which materially and adversely affects its ability to perform its obligations under this Agreement.

ARTICLE 5.           DEFAULT; REMEDIES.

Section 5.1            An “Event of Default” shall exist on the part of a Party if any of the following occurs:

(i)              Payment Default.  If a Party or any Affiliate of a Party fails to make any payment required to be made under this Agreement within three (3) Business Days after written notice of nonpayment by the Party hereunder to whom such payment is required to be made.

(ii)             Covenant Defaults. Other than subparts (iv), (v) and (vi) of this Article 5, if a Party or an Affiliate of a Party fails fully and timely to perform or observe any non-monetary covenant, agreement, or warranty contained in this Agreement for thirty (30) calendar days following the occurrence of such failure.

(iii)            Warranties or Representations. If any statement or representation made by or on behalf of a Party or an Affiliate of a Party in this Agreement or any other item furnished to another Party pursuant to this Agreement, is false, misleading, or incorrect in any material respect as of the date made or reaffirmed.

(iv)           Insolvency. If a Party becomes insolvent or otherwise generally unable to pay its debts as and when they become due or payable.

(v)             Involuntary Proceedings. If a case is commenced or a petition is filed against a Party under any Debtor Relief Law or if a receiver, conservator, liquidator, or trustee of a Party or of any material asset of a Party is appointed by court order and such order remains in effect for more than thirty (30) days, or if any material asset of a Party is sequestered by court order and such order remains in effect for more than thirty (30) days.

(vi)            Voluntary Proceedings. If a Party voluntarily seeks, consents to, or acquiesces in the benefit of any provision of any Debtor Relief Law, whether now or hereafter in effect, consents to the filing of any petition against it under such law, makes an assignment for the benefit of its creditors, admits in writing its inability to pay its debts generally as they become due, or consents to or suffers the appointment of a receiver, trustee, liquidator, or conservator for it or any part of its assets.

(vii)           Key Principals. If any Key Principal (or any replacement(s) approved by Värde in writing, which approval shall not be unreasonably withheld, conditioned or delayed) shall fail to have a material managerial or administrative role in the transactions contemplated by this Agreement.

(viii)          Affirmative Misconduct. The occurrence of fraud, intentional misrepresentation, theft or criminal conduct on the part of any FirstCity Affiliate in connection with performance of its duties or obligations under this Agreement or the transactions contemplated by this Agreement.

(ix)          Affirmative Misconduct with Conditions. The occurrence of fraud, intentional misrepresentation, theft or criminal conduct on the part of any FirstCity Affiliate in connection with performance of its duties or obligations under this Agreement or the transactions contemplated by this Agreement, provided that (A) such fraud, intentional misrepresentation, theft or criminal conduct results in financial loss to Värde or any Affiliate of Värde of $250,000.00 or more, (B) a FirstCity Affiliate does not reimburse Värde for such financial loss within ten (10) days following notice from Värde to FC Diversified, and (C) such fraud, intentional misrepresentation, theft or criminal conduct continues following notice from Värde to FC Diversified; provided, however, that the preceding subparts (B) and (C) shall not apply to the extent that the fraud, intentional misrepresentation, theft or criminal conduct was conceived by, or conducted with the knowledge of, any Key Principal.

Section 5.2            Remedies.

(a)           Upon the occurrence of an Event of Default on the part of FC Diversified or Servicing, in addition to any other remedies available to Värde hereunder, Värde may accelerate the Termination Date.  In addition, if the Event of Default is pursuant to subpart (ix) of Article and Värde shall have no further obligation to pay the Incentive Fee or the Monthly Retainer.

(b)           Upon the occurrence of an Event of Default on the part of Värde, in addition to any other remedies available to FC Diversified and Servicing hereunder, FC Diversified may accelerate the Termination Date.

(c)           Upon the acceleration of the Termination Date, with or without cause, all rights, covenants, agreements representations and warranties shall survive, except to the extent such rights, covenants, agreements representations and warranties expressly terminate on the Termination Date.  All rights, covenants, agreements representations and warranties shall survive the creation of each Acquisition Entity and the closing of the acquisition of each Investment.

(d)           In addition to the matters specified in Sections 5.2(a) and 5.2(b), each Party to this Agreement shall have all remedies available to it by applicable statute or at common law, including, without limitation all equitable rights and remedies, provided that no party to this Agreement shall be liable for any punitive, consequential or special damages.  In the event that any party pursues its rights and remedies under this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred in its successful prosecution or defense of any claim or action.  FC Diversified, Servicing and Värde acknowledge that a breach of a provision(s) of this Agreement hereof will cause irreparable harm to the other party, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult. Therefore, the non-breaching party shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law (including without limitation damages for prior breaches hereof), to specific performance of this Agreement, as well as injunctive relief (without being required to post bond or other security).

Section 5.3            Acceleration of Termination Date Without Cause or Material Adverse Change.

(a)           Prior to June 30, 2011, Värde may accelerate the Termination Date without cause by providing one hundred eighty (180) days prior written notice to FC Diversified and Servicing, which acceleration shall be effective upon the later of (i) the date that is one hundred eighty (180) days after the receipt of the notice of such acceleration by FC Diversified and Servicing, and (ii) such later date as is specified in the notice, but not later than December 31, 2011.  In addition, commencing November 1, 2011, any Party may accelerate the Termination Date without cause by providing not less than sixty (60) days prior written notice to the other Parties.

(b)           Värde may accelerate the Termination Date upon the occurrence of a Material Adverse Circumstance by providing sixty (60) days prior written notice to FC Diversified and Servicing of the occurrence of a Material Adverse Circumstance, which acceleration shall be effective upon the later of (i) the date that is sixty (60) days after the receipt of the notice of such acceleration by FC Diversified and Servicing, and (ii) such later date as is specified in the notice.

(c)           Except as provided in the last sentence of Section 5.2(a), Värde shall remain liable for and continue to pay Incentive Fees as to any Acquisition made prior to the Termination Date, when such Incentive Fees would be payable under this Agreement, notwithstanding the termination of this Agreement pursuant to subparts (a) or (b) of this Section 5.3.  The Monthly Retainer payable to Servicing will be paid through the accelerated Termination Date.

Section 5.4            Indemnification.

(a)           Each Party, as the “Indemnifying Party” will indemnify, defend and hold harmless the other Parties and their successors and assigns (as the “Indemnified Parties”) from and against any and all actual costs, expenses, losses, claims (including claims of third parties), damages, and liabilities to the extent that such actual cost, expense, loss, claim, damage, or liability arose as a direct result of the Indemnifying Party’s breach of the terms, covenants or undertakings on the part of this Agreement which, if true or proven, would constitute such a breach, or as a direct result of any negligence, gross negligence or other willful misconduct of the Indemnifying Party (“Indemnified Claims”).

(b)           The Indemnifying Party shall be entitled to participate in the Indemnified Claim at their own expense and, except as otherwise provided below, to the extent Indemnifying Party so desires, they may assume the defense thereof with counsel mutually satisfactory to the Indemnifying Party and the Indemnified Parties. After notice from the Indemnifying Party to the Indemnified Parties of its election to assume the defense thereof, Indemnifying Party shall not be liable to Indemnified Parties under this Agreement or otherwise for any expenses subsequently incurred by Indemnified Parties in connection with the defense of such Indemnified Claim other than reasonable costs of investigation, payment for time spent by Indemnified Parties as provided herein or as otherwise provided herein. Indemnified Party shall have the right to employ its own counsel in such Indemnified Claim, but all expenses related thereto incurred after notice from Indemnifying Party of its assumption of the defense shall be at Indemnified Party’s expense unless: (i) the employment of counsel by Indemnified Party has been authorized by the Indemnifying Party, (ii) Indemnified Party has provided an opinion of counsel reasonably satisfactory to Indemnifying Party to the effect that there may be a conflict of interest between Indemnified Party and Indemnifying Party in the defense of the Indemnified Claim, or (iii) Indemnifying Party shall not have employed counsel promptly to assume the defense of such Indemnified Claim.

(c)           Indemnification under this Section 5.4 will include reasonable fees and expenses of external counsel and expenses of litigation and is in addition to any other remedy available to the Indemnified Party under this Agreement.  If an Indemnifying Party will have made any indemnity payments pursuant to this Section 5.4 and the Indemnified Party thereafter collects any of such amounts from others, the Indemnified Party will promptly repay such amounts to the Indemnifying Party, without interest.  Under no circumstances shall an Indemnifying Party hereunder be liable to the Indemnified Party where the Indemnified Party’s losses are due entirely to the Indemnified Party’s own gross negligence or willful misconduct.  Indemnitor shall not settle any Indemnified Claim in any manner that would impose any admission, fine, damages, penalty or limitation on, or otherwise adversely affect, the Indemnified Party without Indemnified Party’s written consent.

ARTICLE 6.           MISCELLANEOUS.

Section 6.1            Effective Date.  This Agreement shall become effective as of the Effective Date.  It is a condition to the effective delivery of this Agreement that the Stock Purchase Agreement be fully executed and delivered by all parties thereto.

Section 6.2            Confidentiality.  The Parties agree that the terms of this Agreement and the transactions described herein are confidential (the “Confidential Information”). The Parties each agrees that they shall not disclose any Confidential Information other than (1) to Affiliates and investors having a reasonable basis to receive the Confidential Information and who are advised of the confidential nature of the Confidential Information, (2) employees, representatives, managers, officers, directors attorneys, and accountants of the Parties and their Affiliates and investors, (2) as may be required by law (including tax reporting) or by a court of law, and (3) to the extent such information is in the public domain. The Parties shall direct each of their representatives to comply with the terms of this Section 6.2 and shall be responsible for any breaches thereof.  No Party will use another Party’s name in any advertising or promotional materials without the prior written consent of the Party whose name is proposed to be used.

Section 6.3            Amendments. This Agreement may not be amended or modified and the provisions hereof may not be waived without the prior written consent of all the Parties.

Section 6.4            Transferability of Agreement.  This Agreement shall be binding upon the Parties and their respective successors and permitted assigns. No interest in this Agreement shall be transferable without the written consent of all the other Parties, except that (i) Värde may assign its interest in this Agreement to Värde or any Affiliate of Värde without such written consent, (ii) Värde may not unreasonably withhold, condition or delay consent to an assignment by FC Diversified of its interest in this Agreement to a FirstCity Affiliate, and (iii) Värde may not unreasonably withhold, condition or delay consent to an assignment by Servicing of its rights, duties and obligations under this Agreement to another directly or indirectly wholly-owned subsidiary of FirstCity Financial Corporation.  No assignment of this Agreement shall relieve any Party of any liability or responsibility for the covenants, agreements, representations or warranties of such Party under this Agreement.

Section 6.5            Governing Law; Jurisdiction; Venue. This Agreement and any questions concerning the interpretation or enforcement thereof shall be governed by and construed in accordance with the laws of the State of Minnesota (the “Governing State”).  The Parties each hereby irrevocably submit to the jurisdiction of any state or federal court sitting in the Governing State over any suit, action or proceeding arising out of or relating to this Agreement. The Parties irrevocably waives, to the fullest extent permitted by law, any objection that the Parties may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in any such court and any claims that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 6.6            Enforceability of Agreement.  Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions, nevertheless, shall remain effective and binding on the Parties.

Section 6.7            Nature of Obligations.  The obligations of all the Parties shall be considered to be several and not joint obligations.

Section 6.8            Titles.  Titles of the Sections of this Agreement are merely for convenience in reading and shall not be construed to alter, modify or interpret the meaning of the provisions under said titles.

Section 6.9            Notices.

(a)           Unless otherwise required or provided by this Agreement, all demands, notices, approvals and other communications hereunder (individually and collectively, “Notice(s)”) shall be in writing and shall be served personally, delivered by facsimile or sent by a national overnight delivery or courier company, or by United States registered or certified mail, postage prepaid return receipt requested, and addressed as set forth below.  Any such Notices shall be deemed delivered upon delivery or refusal to accept delivery as indicated in writing by the Person attempting to make personal service, on the United States Postal Service return receipt, or by similar written advice from the overnight delivery company; provided, however, that if any such Notice shall be sent by telecopier to the telecopier number, if any, set forth above, such Notice shall be deemed given at the time and on the date of machine transmittal (except if sent after 5:00 p.m. recipient’s time, then the notice shall be given at 9:00 a.m. on the next Business Day) if the sending party receives a written send verification on its machine and sends a duplicate Notice on the same day or the next Business Day by personal service, registered or certified United States mail, or overnight delivery in the manner described above. Each party hereto shall make an ordinary, good faith effort to ensure that it will accept or receive Notices that are given in accordance with this Section 6.9, and that any Person to be given Notice actually receives such Notice. Any party to whom Notices are to be sent pursuant to this Loan Agreement may from time to time change its address and/or facsimile number for future communication hereunder by giving Notice in the manner prescribed herein to all other Parties, provided that the address and/or facsimile number change shall not be effective until five (5) Business Days after the Notice of change has been given.

If to FC Diversified or any FirstCity Affiliate:	If to Servicing:

FC Diversified Holdings LLC	FirstCity Servicing Corporation
P. O. Box 8216 (mail)	P. O. Box 8216 (mail)
Waco, Texas 76714-8216	Waco, Texas 76714-8216
6400 Imperial Drive (delivery only)	6400 Imperial Drive (delivery only)
Attention: Legal Department	Attention: James C. Holmes
Facsimile No.: (254) 761-2953	Facsimile No.: (254) 761-2953

E-mail address if specified herein:	E-mail address if specified herein:
jholmes@fcfc.com	jholmes@fcfc.com

If to Värde:	With a Copy to:

Värde Investment Partners, L.P.	Leonard, Street and Deinard
c/o Värde Partners, L.P.	Professional Association
8500 Normandale Lake Blvd.	150 South Fifth Street, Suite 2300
Suite 1500	Minneapolis, MN 55402
Minneapolis, MN 55437	Attention: Andrew Lee
Attention: Christopher N. Giles and Jeffrey Thuringer	Facsimile No.: (612) 335-1657
Facsimile No.: (952) 893-9613
Copies not required for electronic mail deliveries.
E-mail address if specified herein:
cgiles@varde.com and jthuringer@varde.com

(b)           Notwithstanding anything to the contrary herein, delivery of Transaction Notices, Transaction Reponses, FirstCity Withdrawal Notices and Värde Withdrawal Notices may be made by electronic mail if delivered to the e-mail address(es) specified in Section 6.9(a).  Such materials shall be deemed received on the later of: (i) the same Business Day of transmittal, as shown on the sender’s confirmation of transmittal, if the transmittal time is shown as 2PM Central Time or earlier, or (ii) the Business Day following the day shown on the sender’s confirmation of transmittal, if the transmittal time is shown as being after 2PM Central Time, or (iii) the next Business Day, if the transmittal day shown on the sender’s confirmation of transmittal is not a Business Day.

Section 6.10         Not a Partnership or Joint Venture.  This Agreement is not intended to evidence or create a partnership or joint venture relationship between any of the Parties

Section 6.11         Independent Activities.

(a)           Except as provided in Section 2.2(a) of this Agreement, neither this Agreement nor any obligation undertaken pursuant hereto shall prohibit or restrict Värde or Affiliates of Värde from engaging in, or advising other parties in connection with, any investments, business activities or projects of any kind, regardless of whether or not such investments, business activities or projects are competitive with the activities of any FirstCity Affiliate.

(b)           Nothing in this Agreement is intended to restrict any FirstCity Affiliate from raising capital in a FirstCity Affiliate through debt or equity.

Section 6.12         Entire Agreement. This Agreement shall constitute the full and entire understanding and agreement of the Parties and there are no further or other agreements or undertakings written or oral, in effect between the Parties relating to the subject matter hereof unless expressly referred to herein. All prior negotiations, agreements, representations, warranties, statements and undertakings concerning the subject matter hereof between the Parties are superseded by this Agreement.

Section 6.13         Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different Parties in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[End of Page - Signature Page to Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

FC DIVERSIFIED HOLDINGS LLC

By:
Name:
Title:

FIRSTCITY SERVICING CORPORATION

By:
Name:
Title:

VÄRDE INVESTMENT PARTNERS, L.P., a Delaware limited partnership

By: Värde Investment Partners G.P., LLC, a Delaware limited liability company, its General Partner

By: Värde Partners, L.P., a Delaware limited partnership, its Managing Member

By: Värde Partners, Inc., a Delaware corporation, its General Partner

By:
Name:
Its:

EXHIBIT A

TRANSACTION NOTICE

FCSC#

PACKAGE NAME

BID DATE

BOOK/REO VALUE

NO. OF ASSETS

ASSET TYPE

ESTIMATED CLOSING DATE

VÄRDE PARTICIPATION (75% to 95%)

FIRSTCITY PARTICIPATION (5% to 25%)

COLLECTION FEE

NOTICE DATE:                                       20

TO:                                                                           Värde Investment Partners, L.P.

c/o Värde Partners, L.P.

8500 Normandale Lake Blvd., Suite 1500

Minneapolis, MN 55437

Attention:   Christopher N. Giles

VIA FACSIMILE:               (952) 893-9613

FROM:                                                       FirstCity Servicing Corporation

Attached hereto is information regarding an Investment Opportunity (as such term is defined in that certain Investment Agreement effective as of April 1, 2010 (the “Agreement”) between FC Diversified Holdings LLC, FirstCity Servicing Corporation and Värde Investment Partners, L.P.  [                                              , as the Prospective Acquirer, has received the Investment Opportunity and intends to participate as an investor as set forth in this Transaction Notice. Insert and complete if a FirstCity Affiliate will be participating in the Investment Opportunity.]

Please indicate in the space below whether you have an interest in the subject Investment Opportunity.

FirstCity Servicing Corporation

By:
Name:
Title:
Date:

☐                                                            Yes, we have an interest in pursuing the Investment Opportunity and will be responsible for payment of our pro rata share of the due diligence expense as set forth in the Agreement.

☐                                                            No, we do not have any interest in the subject Investment Opportunity.

VÄRDE INVESTMENT PARTNERS, L.P., a Delaware limited partnership

By: Värde Investment Partners G.P., LLC, a Delaware limited liability company, its General Partner

By: Värde Partners, L.P., a Delaware limited partnership, its Managing Member

By: Värde Partners, Inc., a Delaware corporation, its General Partner

By:
Name:
Its:

EXHIBIT B

FIRSTCITY WITHDRAWAL NOTICE

JHC#

PACKAGE NAME

BID DATE

NOTICE DATE:                                       20

TO:                                                                           Värde Investment Partners, L.P.

c/o Värde Partners, L.P.

8500 Normandale Lake Blvd., Suite 1500

Minneapolis, MN 55437

Attention:   Christopher N. Giles

VIA FACSIMILE:               (952) 893-9613

FROM:

FirstCity Servicing Corporation submitted to you a Transaction Notice with respect to the above referenced package for which you sent an affirmative Transaction Response. FC Diversified Holdings LLC and its Affiliates have determined that they have no further interest in pursuing the possible acquisition of the Investment Opportunity and provide this Withdrawal Notice to you pursuant to Section 2.3(a) of that certain Investment Agreement dated effective as of April 1, 2010, between FC Diversified Holdings LLC, FirstCity Servicing Corporation, and Värde Investment Partners, L.P.  Neither FC Diversified Holdings LLC, FirstCity Servicing Corporation, nor any FirstCity Affiliate will be responsible for any Due Diligence Expenses contracted for by Värde or any Affiliate of Värde after your receipt of this Withdrawal Notice.

By:
Name:
Title:
Date:

EXHIBIT C

VÄRDE WITHDRAWAL NOTICE

FCSC#

PACKAGE NAME

BID DATE

NOTICE DATE:                                       20

TO:                                                                           FirstCity Services Corporation

P. O. Box 8216 (mail)

Waco, Texas  76714-8216

6400 Imperial Drive (delivery only)

Attention:   Legal Department

VIA FACIMILE: (254) 761-2953

FROM:                                                       Värde Investment Partners, L.P.

FirstCity Servicing Corporation submitted to Värde Investment Partners, L.P. (“Värde”) a Transaction Notice with respect to the above referenced package for which Värde sent an affirmative Transaction Response.  Värde has determined that it has no further interest in pursuing the possible acquisition of the Investment Opportunity and provides this Withdrawal Notice to you pursuant to Section 2.3(b) of that certain Investment Agreement effective as of April 1, 2010, between FC Diversified Holdings LLC, FirstCity Servicing Corporation and Värde Investment Partners, L.P.

Värde will not be responsible for any Due Diligence Expenses contracted for by any FirstCity Affiliate after your receipt of this withdrawal notice.

VÄRDE INVESTMENT PARTNERS, L.P., a Delaware limited partnership

By: Värde Investment Partners G.P., LLC, a Delaware limited liability company, its General Partner

By: Värde Partners, L.P., a Delaware limited partnership, its Managing Member

By: Värde Partners, Inc., a Delaware corporation, its General Partner

By:
Name:
Its:

EXHIBIT D

FORM OF STOCK PURCHASE AGREEMENT